EXHIBIT 10.2

                                December 8, 2003



Pannonian Energy, Inc.
14 Inverness Drive East,
Building H, Suite 236
Englewood, CO 80112

Attention:        King Grant, Chief Financial Officer


Ladies and Gentlemen:

         This letter confirms our understanding and agreement (the "Agreement") that Pannonian Energy, Inc. (together with its subsidiaries and affiliates, the "Company") has engaged Red Oak Capital Management LLC ("Red Oak"), during the duration of this Agreement, to act as the Company's project financing arranger with respect to financing drilling programs, as further defined hrein, in the Company's oil and gas leasehold interests covering lands within portions of Carbon, Duschene and Uintah Counties, Utah ("Contract Area"). The Contract Area will be further described in an exhibit to the Joint Value Enhancement Agreement ("JVEA") that the Company proposes to enter into with M-I, LLC ("M-I"), Nabors Drilling USA, LP ("Nabors"), Schlumberger Technology Corporation ("Schlumberger") and, collectively with M-I and Nabors, the "Service Providers") and one or more partnerships to be formed by Red Oak ("Investment Partnership"). Capitalized terms used in this Agreement and not otherwise defined have the meaning assigned to such terms in the JVEA.

         The Company has identified two Evaluation Wells and, pursuant to the JVEA, ten additional Project Wells will be identified as the initial Bundle ("Bundle"). Thereafter, in accordance with the JVEA, each additional Bundle will consist of 10 Project Wells. Pursuant to the JVEA, the Service Providers will render services to the Company in connection with the development of the Contract Area as described in the Field Development Plan in exchange for net profits or similar interests in the Bundles ("NPIs"). In connection with the drilling of each Project Well, the Company will incur obligations to third parties other than the Service Providers. Red Oak proposes to arrange for the Investment Partnership to agree to purchase NPIs on the same terms as the Service Providers in an amount sufficient to fund up to 35% of the AFE for each Project Well included in Bundles in which the Investment Partnership elects to participate ("Financing").

         The Investment Partnership will be an "accredited investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended ("Securities Act"). Red Oak will comply with applicable securities laws in forming the Investment Partnership and otherwise in connection with the transactions contemplated hereunder.

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         The Company has agreed to grant Red Oak the exclusive  right to arrange all Financing needed for each Bundle during the term of the JVEA. Red Oak will provide the Company with a written commitment executed by the Investment Partnership ("Investment Election") stating that the Investment Partnership is willing to invest an aggregate of $35,000,000 or more ("Election Amount") in the Contract Area within 120 days ("Due Diligence Period") after the execution of this Agreement. The Investment Partnership will not be required to invest more than 35% of the AFE for a particular Bundle and the Investment Partnership's obligation to fund pursuant to the Investment Election will be subject to receipt of satisfactory conveyance documents, legal opinions and other customary conditions, and satisfaction of the conditions to funding in the JVEA.

         As compensation for the services to be provided by Red Oak hereunder, the Company agrees to pay Red Oak a non-refundable fee of $10,000 per month, payable in advance on the first day of each month ("Work Fee"). In addition, the Company agrees to pay the Investment Partnership a facilities fee equal to 3.25% of the Election Amount ("Facilities Fee"). The Work Fee shall be payable by the Company until the execution of the Investment Election by the Investment Partnership; provided, however, that the maximum amount of Work Fee payable by the Company shall be $30,000. All amounts previously paid as Work Fees will be subtracted from the amount of the Facilities Fee. The Facilities Fee will be payable out of cash advances made to the Company by the Investment Partnership pursuant to the JVEA as follows:

     - The Investment Partnership will reduce the amount of each advance to the Company by 3.25% which amounts shall be retained by the Investment Partnership as Facilities Fees.

         If the Company terminates the JVEA or other agreements with Red Oak or the Investment Partnership regarding the Financing following the acceptance by the Company of an Investment Election or sells all or substantially all of the properties that constitute the Contract Area, and the Investment Partnership has not defaulted in its obligations under the JVEA or other agreements with the Company, notwithstanding the prior paragraph, the Company shall immediately pay to the Investment Partnership an amount equal to the difference, if any, between $1,137,500 and the sum of all of the Facilities Fee paid prior to such termination or sale.

         The Company agrees to provide to Red Oak all financial and other information regarding the development of the Contract Area reasonably requested by Red Oak and reasonably available to the Company for the purpose of Red Oak's assignment hereunder. The Company agrees and represents that (except to the extent it notifies Red Oak) information furnished to Red Oak pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that if such information becomes inaccurate, incomplete, or misleading during the term of Red Oak's engagement hereunder, the Company shall notify Red Oak in writing. In performing its services hereunder, Red Oak shall be entitled to rely upon and assume, without assuming any responsibility for independent verification, the accuracy and completeness of all information that


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is publicly  available and of all  information  that has been furnished to it by the Company or otherwise reviewed by Red Oak, and Red Oak shall not assume any responsibility or have any liability therefor. Red Oak shall have no obligation to conduct any valuation or appraisal of any assets or liabilities.

         Any financial advice or services rendered by Red Oak pursuant to this Agreement is intended solely for the benefit and use of the Company, is not on behalf of, and shall not confer rights or remedies upon, any person other than the Company, and may not be used or relied upon for any other purpose. No such financial advice or services may be disclosed publicly in any manner without Red Oak's prior written approval unless required by law, and all such advice will be treated by the Company as confidential. Red Oak understands that Gasco Energy, Inc., the Company's parent company, may be required to describe this transaction in its filings under the Securities Act and the Securities Exchange Act of 1934, as amended, and may be required to file this Agreement and certain other documents executed in connection with this Agreement as exhibits to such filings.

         In order to coordinate our efforts with respect to possible Financing, during the Due Diligence Period neither the Company nor any representative thereof (other than Red Oak) will initiate discussions regarding a transaction to finance obligations to third parties who render services or provide goods in connection with the development of the Contract Area, other than the Service Providers, using, in whole or in part, directly or indirectly, the sale of NPIs.

         The Company agrees to reimburse Red Oak promptly upon request from time to time for all reasonable, documented expenses (including, without limitation, travel, communication, legal and document production expenses) incurred by Red Oak in performing its engagement hereunder, whether or not any Investment Elections are accepted by the Company; provided, however, that such reimbursable expenses shall not exceed a total of $5,000 without the prior consent of the Company. The Company also agrees to indemnify Red Oak and certain other entities and persons as set forth on Exhibit A attached hereto.

         In addition, if this Agreement is terminated by the Company prior to the end of the Due Diligence Period, the Company will pay to Red Oak an early termination fee of $50,000, in addition to the reimbursement of expenses provided for in the preceding paragraph and any amounts of the Work Fee previously paid or payable to Red Oak.

         This Agreement will automatically terminate upon the payment of the full amount of the Facilities Fee due to the Investment Partnership and may be terminated by either the Company or Red Oak at any time upon giving written notice to the other party. No such termination will affect (i) Red Oak's or the Investment Partnership's rights to receive fees accrued prior to such termination or to receive reimbursement of its expenses as set forth above, (ii) the rights of Red Oak or any other Indemnified Person (as defined in Exhibit A hereto) to receive indemnification and contribution, or (iii) the Company's confidentiality obligations hereunder. In addition, if at any time and from time to time prior to the expiration of 12 months after a termination of this Agreement by the Company that is not a Permitted Termination, the Company finances obligations to third parties who render services or provide goods in


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connection  with the  development of the Contract  Area,  other than the Service
Providers, using, in whole or in part, directly or indirectly, the sale of NPIs. (or similar payments or interests in properties), the Company will promptly pay Red Oak, in full, the fees contemplated by this Agreement and payable to Red Oak and the Investment Partnership as if Red Oak delivered and funded an Investment Election in the amount so financed. For purposes of this Agreement, a "Permitted Termination" is a termination of this Agreement by the Company following the expiration of the Due Diligence Period if Red Oak does not provide Investment Elections sufficient to provide the full amount of the Financing for the initial or subsequent Bundles prior to the expiration of the Due Diligence Period or if the Investment Partnership fails to perform any of its obligations under any such Investment Election.

         This Agreement (including Exhibit A hereto) and any claims related directly or indirectly to this Agreement shall be governed by Texas law.

Very truly yours,

RED OAK CAPITAL MANAGEMENT LLC


By: /s/ James M. Whipkey
   --------------------------------------------------
Name: J.M. Whipkey
     ------------------------------------------------
Title: Managing Director
      -----------------------------------------------


Accepted as of the date first above written:

PANNONIAN ENERGY, INC.


By: /s/ W. King Grant
   --------------------------------------------------
Name: W. King Grant
     ------------------------------------------------
Title: CFO & EVP
      -----------------------------------------------



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                                    Exhibit A

         Pannonian Energy, Inc. (the "Company") agrees to indemnify and hold harmless Red Oak Capital Management LLC ("Red Oak") and its affiliates, and the respective directors, officers, agents, and employees of Red Oak and its affiliates and each other entity or person, if any, controlling Red Oak or any of its affiliates (Red Oak and each such entity or person being referred to as an "Indemnified Person") from and against any losses, claims, demands, damages, or liabilities (or actions or proceedings in respect thereof) of any kind relating to or arising out of activities performed or services furnished pursuant to the attached engagement letter between the Company and Red Oak (the "Agreement"), the transactions contemplated thereby or Red Oak's role in connection therewith, and to reimburse Red Oak and any other Indemnified Person for all expenses (including, without limitation, reasonable fees and disbursements of counsel) reasonably incurred by Red Oak or any such other Indemnified Person in connection with investigating, preparing, or defending any investigative, administrative, judicial, or regulatory action or proceeding in any jurisdiction, whether or not in connection with pending or threatened litigation to which Red Oak (or any other Indemnified Person) or the Company or any of its securityholders is a party, in each case as such expenses are incurred or paid. The Company will not, however, be responsible for any such losses, claims, demands, damages, liabilities, or expenses of any Indemnified Person to the extent they are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted from actions taken or omitted to be taken by such Indemnified Person in violation of this Agreement, in bad faith or from such Indemnified Person's gross negligence or willful misconduct. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its securityholders or creditors for or in connection with the Agreement, any transactions contemplated thereby or Red Oak's role or services in connection therewith, except to the extent that any such liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company is determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted from actions taken or omitted to be taken by such Indemnified Person in violation of this Agreement, in bad faith or from such Indemnified Person's gross negligence or willful misconduct.

         Upon receipt by an Indemnified Person of actual notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought hereunder; such Indemnified Person shall promptly notify the Company with respect thereto. In addition, an Indemnified Person shall promptly notify the Company after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person in respect of which indemnity may be sought hereunder. In any event, failure to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company will, if requested by any Indemnified Person, assume the defense of any litigation or proceeding in


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respect of which indemnity may be sought hereunder,  including the employment of counsel reasonably satisfactory to Red Oak and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Company and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel, or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, be inappropriate due to actual or potential differing interests between the Company and such Indemnified Person. The Company shall not be liable for any settlement of any litigation or proceeding effected without its written consent, but if settled with such consent or if there be a final judgment against an Indemnified Person, the Company agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment. The Company will not settle any claim, action or proceeding in respect of which indemnity may be sought hereunder without Red Oak's written consent, which shall not be unreasonably withheld, provided that if Red Oak withholds such consent, the maximum liability of the Company under the indemnification agreement shall be limited to the amount of such proposed settlement.

         If the foregoing indemnification is for any reason unavailable to an Indemnified Person (other than by reason of the terms hereof, the Company shall contribute to the losses, claims, demands, damages, liabilities and expenses referred to herein that are paid or payable by such Indemnified Person in such proportion as is appropriate to reflect the relative economic interests of the Company, on the one hand, and of Red Oak, on the other hand, in the transactions contemplated by the Agreement (whether or not consummated) and any other relevant equitable considerations. For purposes of this paragraph, the relative interests of the Company, on the one hand, and Red Oak, on the other hand, in the transactions contemplated by the Agreement shall be deemed to be in the same proportion as (a) the total value paid or received or contemplated to be paid or received by the Company in the transactions contemplated by the Agreement (whether or not any such transaction is consummated), bears to (b) the fees paid or to be paid to Red Oak and its affiliates under the Agreement; provided, however, that to the extent permitted by applicable law, in no event shall Red Oak or any other Indemnified Person be required to contribute an aggregate amount for all Indemnified Persons in excess of the aggregate fees actually paid to Red Oak and its affiliates for financial advisory services under the Agreement.

         The provisions contained in this Exhibit IV shall be in addition to any liability which the Company may otherwise have to Red Oak, shall not be limited by any rights of Red Oak or any other Indemnified Person that they may otherwise have, shall be governed by the laws of the State of Texas, and shall remain operative and in full force and effect regardless of the expiration or any termination of the Agreement or of Red Oak's engagement thereunder.


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